Filed Pursuant to Rule 433

Registration No. 333-287619

Issuer Free Writing Prospectus dated June 15, 2026

Relating to Preliminary Prospectus Supplement dated June 15, 2026

NVIDIA CORPORATION

Pricing Term Sheet

Dated June 15, 2026

Issuer:	NVIDIA Corporation (the “Company”)

Issue:	Senior Unsecured Notes

Issue Size:	$25,000,000,000

Use of Proceeds:	General corporate purposes, including the repayment and refinancing of outstanding notes

Title:	4.250% Notes due 2028 (the “2028 Notes”) 4.350% Notes due 2029 (the “2029 Notes”) 4.500% Notes due 2031 (the “2031 Notes”) 4.750% Notes due 2033 (the “2033 Notes”)
4.950% Notes due 2036 (the “2036 Notes”)
5.550% Notes due 2046 (the “2046 Notes”)
5.625% Notes due 2056 (the “2056 Notes”)

Principal Amount:	2028 Notes: $3,500,000,000 2029 Notes: $3,500,000,000 2031 Notes: $4,000,000,000 2033 Notes: $3,500,000,000
2036 Notes: $4,000,000,000
2046 Notes: $3,000,000,000
2056 Notes: $3,500,000,000

Trade Date:	June 15, 2026

Maturity Date:	2028 Notes: June 15, 2028 2029 Notes: June 15, 2029 2031 Notes: June 15, 2031 2033 Notes: June 15, 2033
2036 Notes: June 15, 2036
2046 Notes: June 15, 2046
2056 Notes: June 15, 2056

Coupon:	2028 Notes: 4.250% 2029 Notes: 4.350% 2031 Notes: 4.500% 2033 Notes: 4.750%
2036 Notes: 4.950%
2046 Notes: 5.550%
2056 Notes: 5.625%

Price to Public:

2028 Notes: 99.957% of the principal amount, plus accrued interest, if any, from June 18, 2026

2029 Notes: 99.953% of the principal amount, plus accrued interest, if any, from June 18, 2026

2031 Notes: 99.810% of the principal amount, plus accrued interest, if any, from June 18, 2026

2033 Notes: 99.847% of the principal amount, plus accrued interest, if any, from June 18, 2026

2036 Notes: 99.821% of the principal amount, plus accrued interest, if any, from June 18, 2026
2046 Notes: 99.630% of the principal amount, plus accrued interest, if any, from June 18, 2026
2056 Notes: 99.957% of the principal amount, plus accrued interest, if any, from June 18, 2026

Net Proceeds (before expenses):	$24,916,780,000

Yield to Maturity:	2028 Notes: 4.273% 2029 Notes: 4.367% 2031 Notes: 4.543% 2033 Notes: 4.776%
2036 Notes: 4.973%
2046 Notes: 5.581%
2056 Notes: 5.628%

Benchmark Treasury:	2028 Notes: UST 4.000% due May 31, 2028 2029 Notes: UST 4.125% due June 15, 2029 2031 Notes: UST 4.125% due May 31, 2031 2033 Notes: UST 4.250% due May 31, 2033
2036 Notes: UST 4.375% due May 15, 2036
2046 Notes: UST 5.000% due May 15, 2046
2056 Notes: UST 4.750% due February 15, 2056

Spread to Benchmark Treasury:	2028 Notes: T+ 20 bps 2029 Notes: T+ 25 bps 2031 Notes: T+ 35 bps 2033 Notes: T+ 45 bps
2036 Notes: T+ 50 bps
2046 Notes: T+ 60 bps
2056 Notes: T+ 65 bps

Benchmark Treasury Price and Yield:	2028 Notes: 99-27 5/8; 4.073% 2029 Notes: 100 3/4; 4.117% 2031 Notes: 99-22 1/4; 4.193% 2033 Notes: 99-17+; 4.326%
2036 Notes: 99-07; 4.473%
2046 Notes: 100-07+; 4.981%
2056 Notes: 96-15+; 4.978%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2026

Optional Redemption:	Prior to the Applicable Par Call Date (as set forth below) (or, in the case of the 2028 Notes, at any time prior to maturity), the Company may redeem any series of notes, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such series of notes matured on the Applicable Par Call Date (or, in the case of the 2028 Notes, the maturity date of the 2028 Notes) (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 5 basis points with respect to the 2028 Notes, 5 basis points with respect to the 2029 Notes, 10 basis points with respect to the 2031 Notes, 10 basis points with respect to the 2033 Notes, 10 basis points with respect to the 2036 Notes, 10 basis points with respect to the 2046 Notes and 10 basis points with respect to the 2056 Notes;

plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the date of redemption. Calculation of the redemption price will be made by the Company or on the Company’s behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the trustee.

In addition, on or after the Applicable Par Call Date, the Company may redeem the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes and the 2056 Notes, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to 100% of the principal amount of such series of notes, plus accrued and unpaid interest to, but not including, the redemption date.

Applicable Par Call Date:

2029 Notes: May 15, 2029 (one month prior to the maturity date of the 2029 Notes)

2031 Notes: May 15, 2031 (one month prior to the maturity date of the 2031 Notes)

2033 Notes: April 15, 2033 (two months prior to the maturity date of the 2033 Notes)

2036 Notes: March 15, 2036 (three months prior to the maturity date of the 2036 Notes)

2046 Notes: December 15, 2045 (six months prior to the maturity date of the 2046 Notes)

2056 Notes: December 15, 2055 (six months prior to the maturity date of the 2056 Notes)

Settlement Date:*	June 18, 2026 (T+3)

Expected Ratings:**	Moody’s: Aa1 (Positive) S&P: AA (Stable)

CUSIP/ISIN:	2028 Notes: 67066G AP9 / US67066GAP90 2029 Notes: 67066G AQ7 / US67066GAQ73 2031 Notes: 67066G AR5 / US67066GAR56 2033 Notes: 67066G AS3 / US67066GAS30
2036 Notes: 67066G AT1 / US67066GAT13
2046 Notes: 67066G AU8 / US67066GAU85
2056 Notes: 67066G AV6 / US67066GAV68

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc.

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

**

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating. The ratings may be subject to review, revision, suspension, reduction or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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